EXHIBIT TO ITEM 77-D

PACIFIC FUNDS

Effective May 1, 2003, Van Kampen became the manager of the:

    PF Janus Strategic Value Fund

    PF MFS Mid-Cap Growth Fund

[See Exhibit to Item 77Q(b), Resolution 1]

The PF Janus Strategic Value Fund and the PF MFS Mid-Cap Growth Fund changed names to the following, effective May 1, 2003:

    PF Van Kampen Comstock Fund

    PF Van Kampen Mid-Cap Growth Fund

[See Exhibit to Item 77Q(b), Resolution 2]

The investment practices of the PF MFS Global Growth Fund, the PF Van Kampen Comstock Fund and the PF Van Kampen Mid-Cap Growth Fund have been changed effective May 1, 2003 as described below:

PF MFS Global Growth Fund

    The fund is permitted to invest in (although it is not currently anticipated that it will invest in) Brady bonds; reverse repurchase agreements; reset options; yield curve options; and swaps and related derivative instruments [See Exhibit to Item 77Q(b), Resolution 3].

PF Van Kampen Comstock Fund

    The fund's ability to invest in securities of foreign issuers (including emerging markets) was changed from "without limit" to "up to 25% of the fund's assets" [See Exhibit to Item 77Q(b), Resolution 4].

    The limitation on investment of up to 10% of the market value of its total assets in warrants was removed [See Exhibit to Item 77Q(b), Resolution 5].

    Investment in high yield or "junk" bonds ceased to be a principal investment strategy [See Exhibit to Item 77Q(b), Resolution 6].

PF Van Kampen Mid-Cap Growth Fund

    The fund's ability to invest in securities of foreign issuers (including American Depository Receipts "ADRs", European Depository Receipts "EDRs", and Global Depository Receipts "GDRs") was changed from "up to 20%" to "up to 25%" of the fund's assets [See Exhibit to Item 77Q(b), Resolution 7].

    The limitation on investment of up to 10% of the market value of its total assets in warrants was removed [See Exhibit to Item 77Q(b), Resolution 8].